                                                                     EXHIBIT 4.2
                         ------------------------------
                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                               FRESH CHOICE, INC.
                         ------------------------------

         Fresh Choice, Inc., a Delaware corporation (the "Corporation"), hereby certifies:

         1. That the Corporation's Board of Directors has duly adopted resolutions that provide that Article FOURTH of the Restated Certificate of Incorporation be amended to read in full as follows:

                  FOURTH:

                  A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighteen Million Five Hundred Thousand (18,500,000), which consists of 15,000,000 shares of Common Stock with par value of $.001 per share and 3,500,000 shares of Preferred Stock with par value of $.001 per share.

                  B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

         2. That the proposed amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

         The Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by David A. Anderson, its Chief Financial Officer, this 13th day of September 1996.

                                          FRESH CHOICE, INC.

                                                   /s/ David A. Anderson
                                          By:      David A. Anderson
                                                   Chief Financial Officer


                                        8